ETF Managers Trust
Amended and Restated Distribution Plan

SCHEDULE A

As Amended January 8, 2020

Series of ETF Managers Trust	Rule 12b-1 Fee
ETFMG Prime Cyber Security ETF	0.25% of average daily net assets
ETFMG Prime Mobile Payments ETF	0.25% of average daily net assets
BlueStar Israel Technology ETF	0.25% of average daily net assets
Etho Climate Leadership U.S. ETF	0.25% of average daily net assets
ETFMG Alternative Harvest ETF	0.25% of average daily net assets
ETFMG Drone Economy Strategy ETF	0.25% of average daily net assets
ETFMG Video Game Tech ETF	0.25% of average daily net assets
AI Powered Equity ETF	0.25% of average daily net assets
ETFMG Sit Ultra Short ETF	0.25% of average daily net assets
ETFMG Travel Tech ETF	0.25% of average daily net assets